Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form F-3) and related Prospectus of The Royal Bank of Scotland Group plc for the registration of Debt Securities, Dollar Preference Shares, Contingent Convertible Securities, Ordinary Shares and Rights To Subscribe For Ordinary Shares and to the incorporation by reference therein of our reports dated February 23, 2017, with respect to the consolidated financial statements and schedules of The Royal Bank of Scotland Group plc and the effectiveness of internal control over financial reporting of The Royal Bank of Scotland Group plc, included in the Annual Report on Form 20-F for the year ended December 31, 2016 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Ernst & Young LLP

London, United Kingdom

13 December 2017